Exhibit 99.1

      The Middleton Doll Company Expands Newborn Nursery Adoption Centers;
         New centers to open in five additional Saks Incorporated stores

    PEWAUKEE, Wis.--(BUSINESS WIRE)--Sept. 9, 2004--The Middleton Doll Company (OTCBB:DOLL) today announced that its Lee Middleton Original Dolls subsidiary will expand its Newborn Nursery(R) Adoption Centers into five additional Saks Department Store Group locations. The new centers will be located in Parisian stores in Rochester Hills, Mich. and Alpharetta, Ga., a McRae's store in Sanford, Fla., a Carson Pirie Scott store in Lombard, Ill., and the Boston Store at the Mayfair Shopping Center in Milwaukee. The new centers are scheduled to open in September and October.
    "Our Newborn Nursery Adoption Centers are receiving an excellent response from customers. The expansion of this unique award-winning retail concept into additional Saks Incorporated stores will enable many more young girls to experience the 'adoption' of their very own lifelike baby doll in a simulated hospital nursery setting," said George R. Schonath, president and chief executive officer of The Middleton Doll Company.
    With chubby cheeks, bright eyes, soft hair and an incredibly lifelike face, the Newborn Nursery baby dolls are so realistic they look like a real baby. The Newborn Nursery centers provide the perfect setting for the "adoption" experience.
    Once a young girl looks through the Newborn Nursery hospital viewing window and selects her very own Newborn Nursery baby doll from a wide variety of hair, skin and eye color combinations, a store associate dressed like a nurse helps her complete official Newborn Nursery "adoption" papers. The parent-to-be must promise to read stories to her new baby doll and take her to the park. And of course, the parent-to-be can name her baby doll whatever she likes. Once the "adoption" certificate is complete, the parent-to-be dons a hospital gown and watches the "nurse" carefully carry her baby doll out of her crib to a changing table for a baby doll check-up. The new parent-to-be is given careful instructions on how to properly care for her baby doll while the "nurse" checks the baby doll's "heartbeat" and powders the real diaper. Once the "nurse" determines the baby doll is healthy enough to be "adopted," the parent-to-be is able to hold her new baby doll for the first time.
    The addition of the five new Newborn Nursery Adoption Centers increases the total number of centers in Saks Department Store Group locations to eight. Newborn Nursery centers are also located at a Parisian store in Birmingham, Ala., a Proffitt's store in Chattanooga, Tenn., and a Younkers store in Des Moines, Iowa. Lee Middleton Original Dolls first introduced the Newborn Nursery Adoption Center concept at its factory store in Belpre, Ohio, and then expanded the concept to a free-standing Newborn Nursery retail store in the Polaris Fashion Place shopping mall in Columbus, Ohio. Additional Newborn Nursery Adoption Centers are located in the company's factory store in Flatwoods, W.Va., and at independent dealers throughout the country.
    "The expansion of the Newborn Nursery Adoption Centers is an important component of our strategy to increase sales of our Lee Middleton Original Dolls subsidiary. We are pleased with the customer response to this creative concept in the retail marketplace," said Schonath.

    The Middleton Doll Company operates in two segments, consumer products and financial services. The company's consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer, manufacturer and marketer of lifelike collectible and play dolls, and License Products, Inc., a designer and marketer of clocks and home decor products that are sold to major national retailers. The company's financial services subsidiary is a real estate investment trust (REIT).

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should," or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. Significant risks and uncertainties include (i) the continuing effect of adverse economic conditions and (ii) the effect of increasing competition in the collectible doll market. Additional information concerning the Company and its business, including factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

    The Middleton Doll Company news releases are available on-line 24 hours a day at: http://www.middletondollcompany.com


    CONTACT: The Middleton Doll Company
             George R. Schonath, 262-523-4300